UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2011
Date of Report (Date of earliest event reported)

CANYON COPPER CORP.
(Exact name of registrant as specified in its charter)

N/A
(Former name or former address if changed since last report)

NEVADA	000-33189	88-0454792
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 408 - 1199 West Pender Street
Vancouver, BC, Canada	V6E 2R1
(Address of principal executive offices)	(Zip Code)

(604) 331-9326

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 3 – SECURITIES AND TRADING MARKETS

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

Non-Brokered Foreign Private Placement

On May 11, 2011 Canyon Copper Corp. (the “Company”) issued 3,206,602 units (“Units”) at a price of $0.35 CDN per Unit for total proceeds of $1,112,310.70 CDN. Each Unit consists of one share of common stock (the “Share”) and one-half of one non-transferable share purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase an additional Share of the Corporation at a price of $0.50 CDN per Share until November 10, 2012. The Company may accelerate the expiry date of the Warrants if the Company’s Shares close at a price equal to or greater than CDN $0.60 for 10 consecutive trading days. If the Company elects to exercise its accelerated expiry date, the accelerated expiry date will be 30 days after the Company sends out the notice of acceleration. The issuance was completed pursuant to the provisions of Regulation S of the Securities Act of 1933 (the “Act”). The Company did not engage in a distribution of this offering in the United States. Each of the subscribers represented that they were not a US person as defined in Regulation S of the Act and that they were not acquiring the shares for the account or benefit of a US person.

This share issuance represents the first tranche of the Company’s previously announced non-brokered foreign private placement offering. The proceeds of the offering will be used to fund the Company’s exploration program on the New York Canyon Project as well as for general working capital and corporate purposes.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Section 4(2) Private Placement

Also on May 11, 2011, the Company issued 142,857 Units at a price of $0.35 CDN per Unit for total proceeds of approximately $50,000 CDN to a director of the Company. The issuance was completed pursuant to the provisions of Section 4(2) of the Act.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	News Release dated May 12, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON COPPER CORP.
Date: May 13, 2011
	By:	/s/ Anthony Harvey

Anthony Harvey
Chief Executive Officer